Exhibit 99.1

Contacts:
William R. Gargiulo, Jr.	231.526.1244
Donna Felch	312.595.9123

The Female Health Company Reports Record Fourth Quarter and
FY2012 Operating Results

FY2012 Diluted EPS Rise 179% to $0.53 vs. $0.19 in FY2011

Selected Highlights:

Fourth Quarter Results:
●	Unit sales increase 45%
●	Net revenues rise 39% to $9.9 million
●	Gross profit improves 36% to $5.8 million (58.0% of net revenues)
●	Operating income increases 38% to $3.2 million
●	Diluted EPS increase 81% to $0.29 vs. $0.16 in prior-year period

Fiscal Year End 2012 Results:
●	Unit sales increase 88% to record 61.6 million units
●	Net revenues rise 89% to $35.0 million
●	Gross profit increases 109% to $20.6 million (58.9% of net revenues)
●	Operating income improves 232% to $10.9 million
●	Diluted EPS increase 179% to $0.53 vs. $0.19 in previous fiscal year
●	Cash flow from operations increases 48.6% to $10.4 million.
●	Quarterly cash dividend increased by 20%

CHICAGO, December 4, 2012 - The Female Health Company (NASDAQ-CM: FHCO - News), which manufactures and markets the FC2 Female Condom, today reported its financial results for the fourth quarter and fiscal year ended September 30, 2012. The Company will host an investor conference call today at 11:00 a.m. Eastern Time to discuss these operating results (see details below).

“We are pleased with the outstanding results achieved by our Company in the fourth quarter and fiscal year ended September 30, 2012,” noted O.B. Parrish, Chairman and Chief Executive Officer of The Female Health Company, “Fiscal 2012 operating results reflect increasing demand for the FC2 Female Condom. We believe the rising global demand for FC2 reflects a growing awareness of the dual protection that female condoms provide against unintended pregnancy as well as sexually transmitted infections, including HIV/AIDS.  FC2 makes an important contribution to saving lives and reducing healthcare costs, particularly in light of the fact that HIV/AIDS remains the leading cause of death worldwide among women 15 to 44 years of age.”

For the three months ended September 30, 2012, unit sales increased 45% when compared with the fourth quarter of FY2011. Net revenues increased 39% to a record $9.9 million, compared with $7.1 million in the three months ended September 30, 2011.

Gross profit increased 36% to $5.8 million, or 58.0% of net revenues, in the most recent quarter, compared with $4.2 million, or 59.5% of net revenues, in the fourth quarter of FY2011.

Operating expenses for the quarter ended September 30, 2012 increased 34% to $2.6 million, versus operating expenses of $1.9 million in the fourth quarter of FY2011.  The increase was primarily due to an accrual for fiscal year incentive payments based on the achievement of unit sales and operating income performance goals, along with increased spending on education and training.

Operating income increased 38% to a record $3.2 million in the three months ended September 30, 2012, compared with $2.3 million in the prior-year quarter.  The increase was primarily due to higher revenues.

The Company reported net income of $8.2 million, or $0.29 per diluted share, in the fourth quarter of FY2012, an 81% increase over net income of $4.5 million, or $0.16 per diluted share, in the fourth quarter of FY2011. The Company recorded a currency loss of $0.08 million and a currency gain of $0.01 million during the quarters ended September 30, 2012 and 2011, respectively.  The Company recorded a net tax benefit of $5.1 million in the fourth quarter versus a net tax benefit of $2.2 million in the prior-year quarter.

For the fiscal year ended September 30, 2012, unit sales increased 88% when compared with unit shipments in FY2011.  The Company shipped approximately 61.6 million FC2 Female Condoms to customers in FY2012, versus approximately 32.9 million FC2 Female Condoms in the previous fiscal year. Net revenues increased 89% to a record $35.0 million in FY2012, compared with $18.6 million in FY2011.

In the fiscal year ended September 30, 2012, gross profit increased 109% to $20.6 million, or 58.9% of net revenues, compared with $9.9 million, or 53.1% of net revenues, in the fiscal year ended September 30, 2011.

Operating expenses for the fiscal year ended September 30, 2012 increased 47% to $9.7 million, compared with operating expenses of $6.6 million in the fiscal year ended September 30, 2011.  The increase in operating expenses relates primarily to fiscal year incentive payments based on the achievement of unit sales and operating income performance goals, along with increased spending on education and training.

Operating income increased 232% to a record $10.9 million in the fiscal year ended September 30, 2012, compared with $3.3 million in FY2011. The increase was due to higher revenue and gross profit margins in FY2012.

The Company reported record net income of $15.3 million, or $0.53 per diluted share, in the fiscal year ended September 30, 2012, for an increase of 183% when compared with net income of $5.4 million, or $0.19 per diluted share, in the fiscal year ended September 30, 2011. The Company recorded currency losses of $0.15 million and $0.06 million in the fiscal years ended September 30, 2012 and 2011, respectively.  The Company recorded a net tax benefit for FY2012 of $4.5 million, versus $2.2 million in FY2011.  The Company has tax loss carryforwards of $24.6 million Federal, $12.4 million state and $64.3 million in the U.K., to offset future earnings.

During the fiscal year ended September 30, 2012, the Company generated positive cash flow from operations of approximately $10.4 million, paid two quarterly cash dividends of $0.05 per share each and two quarterly cash dividends of $0.06 per share each, self-funded plant capacity expansion, and maintained a debt-free balance sheet.  The amount of cash on the Company’s balance sheet increased 25% during FY2012, to $5.3 million as of September 30, 2012, versus $4.2 million as of September 30, 2011.  The Company’s annualized cash dividends of $0.24 at the current dividend rate provides shareholders with a current yield of 3.3% based upon the closing price of FHCO shares on December 3, 2012.

“As noted in previous press releases, timing issues regarding the receipt and shipment of large orders can significantly impact the Company’s operating results, positively or negatively, illustrating the difficulty of providing specific revenue and operating income guidance,” added Parrish. “Management intends to provide general comments each quarter regarding the Company’s outlook, based on information available at the time.  The female condom is the only product where use is initiated by women that provides dual protection against HIV/AIDs and unintended pregnancy.  As a result we believe that following a record year in FY2012, the Company will experience continued revenue and operating income growth in fiscal 2013.”

Investor Conference Call

As previously announced, the Female Health Company will host an investor conference call at 11:00 a.m. Eastern Time, today, December 4, 2012, to discuss its fourth quarter operating results and other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 1-877-374-8416 (local or international participants dial 412-317-6716) and asking to be connected to “The Female Health Company” conference call, a few minutes before 11:00 a.m. EST.

A replay of the conference call will be available one hour after the call through 9:00 a.m. EST on Tuesday, December 18, 2012 by dialing 877-344-7529 (local or international callers dial 412-317-0088) and entering the conference ID 10021755.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2), which is available in the U.S. and approximately 138 other countries globally. The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued by the U.S., the European Union, Canada, Australia, South Africa, Japan, The People's Republic of China, Spain, Mexico, Greece, Turkey and the African Regional Intellectual Property Organization (ARIPO), which includes Botswana, The Gambia, Ghana, Kenya, Lesotho, Malawi, Mozambique, Namibia, Sierra Leone, Somalia, Sudan, Swaziland, Uganda, United Republic of Tanzania, Zambia and Zimbabwe.  FC2 patent applications are pending in various countries.  The FC2 Female Condom® is the only available FDA-approved product controlled by a woman that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy. The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include statements regarding underlying demand for FC2, the outlook for FY 2013 and the continuation of cash dividends in future periods.  These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended September 30, 2012.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at www.femalehealth.com and www.femalecondom.org. To be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com.

(Financial Highlights Follow)

The Female Health Company
Unaudited Condensed Consolidated Balance Sheets

	September 30,
	2012	2011
Cash	$5,290,780	$4,249,324
Certificate of deposit	-	63,875
Restricted cash	4,682	4,526
Accounts receivable, net	7,268,917	2,305,473
Income tax receivable	27,369	-
Inventories	1,458,199	2,026,528
Prepaid expenses and other current assets	624,268	297,267
Deferred income taxes	2,152,000	800,000
Total current assets	16,826,215	9,746,993

Other non-current assets	122,336	116,360
Plant and equipment, net	2,349,876	1,979,438
Deferred income taxes	11,148,000	7,600,000
Total assets	$30,446,427	$19,442,791

Accounts payable	$1,775,327	$1,076,994
Accrued expenses and other current liabilities	1,120,302	846,591
Accrued compensation	2,964,812	369,825
Total current liabilities	5,860,441	2,293,410

Deferred rent	90,902	101,133
Deferred grant income	82,650	107,481
Deferred income taxes	194,244	188,177
Total liabilities	6,228,237	2,690,201

Total stockholders’ equity	24,218,190	16,752,590
Total liabilities and stockholders' equity	$30,446,427	$19,442,791

The Female Health Company
Unaudited Condensed Consolidated Income Statements

	Three Months Ended September 30,
	2012	2011
Net revenues	$9,911,701	$7,109,050

Cost of sales	4,161,537	2,881,697

Gross profit	5,750,164	4,227,353

Operating expenses	2,564,791	1,917,784

Operating income	3,185,373	2,309,569

Interest and other (expense) income	(551)	814
Foreign currency transaction (loss) gain	(78,975)	12,993

Income before income taxes	3,105,847	2,323,376

Income tax benefit	(5,079,358)	(2,191,342)
Net income	$8,185,205	$4,514,718

Net income per basic common share outstanding	$0.29	$0.17

Basic weighted average common shares outstanding	28,180,001	27,301,422

Net income per diluted common share outstanding	$0.29	$0.16

Diluted weighted average common shares outstanding	28,678,081	28,891,118

The Female Health Company
Unaudited Condensed Consolidated Income Statements
	Year Ended September 30,
	2012	2011

Net revenues	$35,033,897	$18,565,102

Cost of sales	14,412,884	8,699,912

Gross profit	20,621,013	9,865,190

Operating expenses	9,681,083	6,569,848

Operating income	10,939,930	3,295,342

Interest and other income (expense)	362	(2,109)
Foreign currency transaction loss	(148,269)	(61,258)

Income before income taxes	10,792,023	3,231,975

Income tax benefit	(4,507,298)	(2,167,076)
Net income	$15,299,321	$5,399,051

Net income per basic common share outstanding	$0.55	$0.20

Basic weighted average common shares outstanding	27,693,721	27,287,342

Net income per diluted common share outstanding	$0.53	$0.19

Diluted weighted average common shares outstanding	28,933,144	28,971,011